Exhibit 10.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

THOR INDUSTRIES, INC.(“BUYER”)

AND

DARYL E. ZOOK,

TRISTA E. NUNEMAKER,

TONJA ZOOK-NICHOLAS,

DARYL E. ZOOK GST EXEMPT LIFETIME TRUST,

AND

DARYL E. ZOOK GST NON-EXEMPT LIFETIME TRUST

(COLLECTIVELY, THE “SELLERS”)

APRIL 16, 2014

STOCK PURCHASE AGREEMENT	i	ELDS01 272111v16

STOCK PURCHASE AGREEMENT	ii	ELDS01 272111v16

Exhibits:

Exhibit 1.2	Signing Escrow Agreement
Exhibit 1.3(a)	Estimated Purchase Price Certificate
Exhibit 1.3(b)	Net Working Capital Calculation and Accounting Practices
Exhibit 1.5	Escrow Agreement
Exhibit 8.8	Taxes and Section 338(h)(10) Election Methodology
Schedule 1.6	Real Estate
Schedule 9.1(d)	Retention of Records

STOCK PURCHASE AGREEMENT	iii	ELDS01 272111v16

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”) is dated as of April 16, 2014 (the “Signing Date”), by and among Thor Industries, Inc., a Delaware corporation (the “Buyer”), and DARYL E. ZOOK, TRISTA E. NUNEMAKER, TONJA ZOOK-NICHOLAS, THE DARYL E. ZOOK GST EXEMPT LIFETIME TRUST or its assignee, and THE DARYL E. ZOOK GST NON-EXEMPT LIFETIME TRUST or its assignee (collectively the “Sellers”). The Buyer and the Sellers are sometimes respectively referred to as “Party”, and collectively referred to as the “Parties.” Capitalized terms used in this Agreement and not otherwise defined are defined in Section 10.1.

RECITALS

1.

The Sellers own all of the issued and outstanding shares of the capital stock of K.Z., INC., an Indiana corporation (K.Z., Inc. and its affiliates KZRV, L.P. (the “LP”), KZIN, LLC (the “LLC”) and KZRV Sales, Inc. (the “DISC”) shall sometimes be individually and collectively referred to as the “Company”).

2.	The Company manufactures and sells travel trailers, travel trailer toy haulers, fifth wheels, and fifth wheel toy haulers (the “Business”).

3.

The Sellers desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers, all of the issued and outstanding shares of capital stock of K.Z., Inc. (the “Company Shares”) for the consideration set forth below, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

Article 1.      THE TRANSACTION

Section 1.1 Purchase and Sale of Company Shares. Upon and subject to the terms and conditions of this Agreement, at the Closing (as defined below) the Sellers shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Sellers, the Company Shares.

Section 1.2 Purchase Price. The purchase price to be paid by the Buyer to the Sellers for the Company Shares shall be Fifty-Three Million Four Hundred Three Thousand Five Hundred Seventy-One Dollars ($53,403,571) (the “Signing Purchase Price”) (the Signing Purchase Price is “Base Purchase Price” of $52,300,000 which has been increased by One Million One Hundred Three Thousand Five Hundred Seventy-One Dollars ($1,103,571) which is the positive amount by which the Estimated Net Working Capital exceeds Fourteen Million Two Hundred Thirty-One Thousand Four Hundred Twenty-Nine Dollars ($14,231,429) (the “Target Net Working Capital”) pursuant to Section 1.3 below. The Signing Purchase Price shall be subject to further adjustment as set forth in Section 1.4 below (as adjusted, the “Purchase Price”).

At the Signing Date, the Signing Purchase Price shall be payable by Buyer to Meridian Title Corporation as escrow agent for the Purchase Price and the closing documents (the “Signing Escrow Agent”) to be held pursuant to the escrow agreement in the form attached as Exhibit 1.2 (the “Signing Escrow Agreement”). At Closing, the Signing Escrow Agent shall (i)

STOCK PURCHASE AGREEMENT	ELDS01 272111v16

disburse Three Million Dollars ($3,000,000) of the Signing Purchase Price (the “Escrow Amount”) to Wells Fargo Bank, National Association (the “Escrow Agent”) to be held pursuant to the provisions of Section 1.5, (ii) disburse the amounts set forth on the Funds Flow Statement provided for in the Signing Escrow Agreement signed by the Buyer and the Sellers’ Representative and determined in the Signing Escrow Agreement, to the persons or entities as designated on that Funds Flow Statement, and (iii) disburse the balance of the Signing Purchase Price to or for the accounts of the Sellers in accordance with wire transfer instructions provided by Sellers’ Representative.

Section 1.3 Pre-Signing Base Purchase Price Adjustment.

(a)        The Sellers have caused to be prepared and delivered to the Buyer and Buyer has reviewed the certificate (the “Estimated Purchase Price Certificate”) attached as Exhibit 1.3(a) to this Agreement executed by a senior officer of the K.Z., Inc., dated as of the date of delivery, stating that there has been conducted under the supervision of the such senior officer a review of all relevant information and data then available and setting forth an estimate of the Net Working Capital (as defined below) of the Company as of the Closing Date (the “Estimated Net Working Capital”). The Estimated Net Working Capital was determined in accordance with generally accepted accounting principles (“GAAP”) and consistent with the Company’s past practice used in calculating the components of Net Working Capital for the Annual Financial Statements (as defined in Section 2.6) (except that to the extent that the past practices of the Company used in preparing the Financial Statements are not consistent with GAAP, such past practices were used in determining the Estimated Net Working Capital). The Estimated Purchase Price Certificate attached as Exhibit 1.3(a) to this Agreement, and the Estimated Net Working Capital set forth thereon shall be binding on the Sellers and the Buyer for purposes of the Signing Purchase Price Payment.

(b)        For the purposes of this Agreement, including the determination of the Estimated Net Working Capital, the Closing Net Working Capital (as defined below), and the Final Net Working Capital (as defined below), the term “Net Working Capital” shall have the meaning and will be calculated as set forth on Exhibit 1.3(b) attached hereto. Notwithstanding anything in this Agreement to the contrary, it is understood and agreed that the Sellers shall be entitled to the balance sheet cash less fiduciary cash of K.Z., Inc. as of the Closing, and that K.Z., Inc. may, on or before the Closing, distribute all of its balance sheet cash less fiduciary cash to or for the account of the Sellers.

Section 1.4 Post-Closing Purchase Price Adjustment.

(a)        As promptly as practicable, but no later than sixty (60) days after the Closing Date, the Sellers’s Representative will cause to be prepared and delivered to the Buyer a certificate (the “Closing Certificate”) setting forth a calculation of the Net Working Capital of the Company as of the Closing Date (the “Closing Net Working Capital”), and a calculation of any balance sheet and fiduciary cash of K.Z., Inc. as of the Closing that was not distributed to the Sellers before or as of the Closing (the “Closing Date Cash”), both of which shall be prepared in accordance with GAAP applied on a basis consistent with the Company’s past practice used in calculating the components of Net Working Capital and cash for the Financial Statements (except that to the extent that the past practices of the Company used in preparing the Financial

STOCK PURCHASE AGREEMENT	2	ELDS01 272111v16

Statements are not consistent with GAAP, such past practices shall be used in determining the Closing Net Working Capital and preparing the Closing Certificate), and shall be prepared using the methodologies and practices identified on the Closing Certificate, Exhibit 1.3(b) and Schedule 2.6. The Buyer and Company will assist the Seller in the preparation of the Closing Certificate and will provide the Sellers’ Representative and the Sellers’ Representative’s independent accountants access at all reasonable times to the Company’s personnel and properties, books, and records for such purpose, including access to the inventories in order to conduct the inventory count as set forth in Section 1.4(f) hereof. The Closing Certificate shall present fairly in all material respects the Net Working Capital and the Closing Date Cash of the Company as of the close of business on the Closing Date, and shall be prepared using the methodologies and practices identified on the Closing Certificate, Exhibit 1.3(b) and Schedule 2.6. The Buyer shall have forty-five (45) days from the date on which the Closing Certificate is delivered to it to review the certificate (the “Review Period”). The Buyer and its accountants shall be provided with customary access to the work papers of the Sellers’ Representative’s independent accountants in connection with such review, subject to the execution of customary confidentiality and other undertakings. If the Buyer disagrees in any respect with any item or amount shown or reflected in the Closing Certificate or with the calculation of the Closing Net Working Capital or the Closing Date Cash, the Buyer may, on or prior to the last day of the Review Period, deliver a notice to the Sellers’ Representative setting forth, in reasonable detail, each disputed item or amount and the basis for the Buyer’s disagreement therewith (the “Dispute Notice”). The Dispute Notice shall set forth the Buyer’s position as to the proper Closing Net Working Capital or the Closing Date Cash. If no Dispute Notice is received by the Sellers’ Representative on or prior to the last day of the Review Period, the Closing Certificate shall be deemed accepted by the Buyer, whereupon (1) the Closing Net Working Capital and the Closing Date Cash reflected on the Closing Certificate shall be deemed to be the “Final Net Working Capital,” and the “Final Closing Date Cash” and (2) the Buyer or the Sellers, as the case may be, will pay to the other Party the amount owing in accordance with Section 1.4(d) hereof. In the event that the Buyer timely delivers a Dispute Notice to the Sellers’ Representative, the Buyer or the Sellers, as the case may be, will pay to the other Party any undisputed portion of the amount determined under Section 1.4(d) hereof which would be payable regardless of how the matters set forth in the Dispute Notice are resolved (the “Undisputed Amount”), with interest on such amount as determined in Section 1.4(e) hereof. Any amount payable by Sellers under this Section 1.4(a) shall be paid first from the Escrow.

(b)        For fourteen (14) days after the Sellers’ Representative’s receipt of a Dispute Notice, if any, the Parties shall endeavor in good faith to resolve by mutual agreement all matters in the Dispute Notice. In the event that the Parties are unable to resolve by mutual agreement any matter in the Dispute Notice within such 14-day period, the Buyer and the Seller hereby agree that they shall engage BDO USA, LLP or other firm mutually agreed upon by the Buyer and the Seller’s Representative (the “Independent Accounting Firm”) in respect of this Section 1.4. The Sellers and the Buyer shall submit the disputed matters, as described in the Dispute Notice, together with such arguments as either of them choose to make in connection therewith, in writing to

STOCK PURCHASE AGREEMENT	3	ELDS01 272111v16

the Independent Accounting Firm within twenty (20) days after the Independent Accounting Firm’s engagement.

(c)        The Sellers and the Buyer shall use commercially reasonable efforts to cause the Independent Accounting Firm to resolve the disputed matters based upon the materials submitted to it pursuant to the last sentence of Section 1.4(b) hereof within thirty (30) days following the submission of such materials. The Independent Accounting Firm shall determine, based solely on presentations by the Sellers and the Buyer, and not by independent review, only those issues in dispute specifically set forth in the Dispute Notice and shall render a written report to the Sellers and the Buyer (the “Adjustment Report”) in which the Independent Accounting Firm shall, after considering all matters set forth in the Dispute Notice, determine what adjustments, if any, should be made to the Closing Certificate solely as to the disputed items and shall determine the appropriate Final Net Working Capital on that basis. The Adjustment Report shall set forth, in reasonable detail, the Independent Accounting Firm’s determination with respect to each of the disputed items or amounts specified in the Dispute Notice, and the revisions, if any, to be made to the Closing Certificate and the Closing Net Working Capital and the Closing Date Cash, together with supporting calculations. In resolving any disputed item, the Independent Accounting Firm: (i) shall be bound to the principles of this Section 1.4, Section 1.3, Exhibit 1.3(b), and Schedule 2.6, (ii) shall limit its review to matters specifically set forth in the Dispute Notice, and (iii) shall not assign a value to any item higher than the highest value for such item claimed by either Party or less than the lowest value for such item claimed by either Party, and (iv) shall not assign a negative value to Closing Date Cash. All fees and expenses relating to the work of the Independent Accounting Firm shall be borne by the Sellers, on the one hand, and by the Buyer, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm (such inverse proportion for each Party shall be the positive value obtained by each Party by dividing (1) the difference of (A) the amount of the Closing Net Working Capital and Closing Date Cash proposed by such Party and (B) the amount of the Final Net Working Capital and Closing Date Cash established by the Independent Accounting Firm by (2) the difference between (A) the amount of the Closing Net Working Capital and Closing Date Cash proposed by the Seller and (B) the amount of Closing Net Working Capital and Closing Date Cash proposed by the Buyer), which proportionate allocation will also be determined by the Independent Accounting Firm and be included in the Adjustment Report. The Adjustment Report, absent fraud, shall be final and binding upon the Buyer and the Sellers, shall be deemed a final arbitration award that is binding on each of the Buyer and the Sellers, and no Party shall seek further recourse to courts, other tribunals or otherwise, other than to enforce to the Adjustment Report. Judgment may be entered to enforce the Adjustment Report in any court having proper jurisdiction.

(d)        Effective upon the end of the Review Period (if a timely Dispute Notice is not delivered), or upon the resolution of all matters set forth in the Dispute Notice by mutual agreement of the Parties or by the issuance of the Adjustment Report (if a timely Dispute Notice is delivered), the Signing Purchase Price shall be (i) increased dollar-for-dollar by the amount by which the Final Net Working Capital exceeds the Estimated Net Working Capital or (ii) decreased dollar-for-dollar by the amount by which the Final Net Working Capital is less than the Estimated Net Working Capital and (iii) increased dollar

STOCK PURCHASE AGREEMENT	4	ELDS01 272111v16

for dollar by the amount, if any, by which the Final Closing Date Cash exceeds the Closing Date Cash. Any adjustment to the Signing Purchase Price pursuant to this Section 1.4 shall be paid by the Buyer or the Sellers, as the case may be, together with interest as determined pursuant to Section 1.4(e) below as follows:

(i)      if a timely Dispute Notice is not delivered, on the fifth (5th) Business Day following the end of the Review Period, or

(ii)      if a timely Dispute Notice is delivered, (A) with respect to Undisputed Amounts paid pursuant to the last sentence of Section 1.4(a), on the fifth (5th) Business Day following the delivery of a Dispute Notice to the Sellers, and (B) on the fifth (5th) Business Day following the resolution of all matters set forth in the Dispute Notice by mutual agreement of the Parties or on the fifth (5th) Business Day following the date on which the Adjustment Report has been received by the Sellers’ Representative and the Buyer less any payment made by the Buyer or the Sellers, as the case may be, as described in the foregoing clause (A).

Any such payments shall be made by wire transfer of immediately available funds to an account or accounts designated by the Buyer or the Sellers’ Representative, as the case may be, at least two (2) Business Days prior to the applicable payment date. Any amounts payable by Sellers under this Section 1.4(d) shall be first paid from the Escrow.

(e)        Any interest payable pursuant to Section 1.4(a) or Section 1.4(d) shall be paid at an annual rate equal to the prime rate per annum as quoted in The Wall Street Journal on the Closing Date and shall be calculated on the basis of the actual days elapsed between the Closing Date and the date of payment over three hundred and sixty (360) days, and if payable by the Sellers, the amount shall be payable first from the Escrow.

(f)        On the morning of the day immediately following the Closing Date and prior to the Company opening for business, the Company shall commence a complete physical identification of its inventory and count thereof as of the Closing. Buyer agrees that at least one (1) day prior to the Closing Date, it shall complete necessary preparations to allow for the inventory count to be completed as contemplated herein. The Sellers’ Representative and the Buyer, and each of their respective representatives and accountants shall be entitled (i) to have unrestricted access to observe, and make inquiries with regard to, the foregoing inventory count, and (ii) to test and sample such inventory during the course of such inventory count. Any disagreement between the Parties with respect to the inventory count, but not the value of such inventory, shall be resolved at the time of the inventory count, subject to the ability of Sellers to provide an inventory count listing as of the end of the inventory count procedures on that date. This inventory count will be utilized by the Parties in the determination of the Closing Net Working Capital. Buyer and Sellers agree to use their best efforts to adjust any inventory count that is, or appears to Buyer to be, incorrect based on a review of the inventory compilation prepared by the Company utilizing the counts from the inventory count procedures. If Buyer, prior to final determination of the Closing Net Working Capital or Final Net Working Capital, determines that any inventory count appears incorrect or unreasonable, Buyer shall not be bound by the incorrect inventory count when determining the Closing Net Working

STOCK PURCHASE AGREEMENT	5	ELDS01 272111v16

Capital or Final Net Working Capital, as applicable, but shall instead use an adjusted inventory count and shall disclose to Sellers the methodology used by Buyer to determine the adjusted inventory count. Sellers shall have a reasonable opportunity to make inquiries with regard to the adjusted inventory count and Buyer’s methodology.

(g)        The Sellers and Buyer agree that should the fair value of inventory, equipment and tangible personal property and equipment as determined in accordance with Section 8.7 exceed the net book value of inventory, equipment and tangible personal property as of April 30, 2014 by more than $1,100,000, then the Purchase Price shall be increased by, and Buyer will pay to the Sellers, an amount equal to 19.6% (the incremental tax cost to the Sellers) of that excess. This amount will be paid to the Sellers by Buyer within 30 days after the determination of the fair value of the inventory, equipment and tangible personal property has been completed.

Section 1.5 Escrow. Buyer shall deliver the Escrow Amount to the Escrow Agent for deposit into an escrow account (the “Escrow Account”) established pursuant to the terms of an escrow agreement in the form attached hereto as Exhibit 1.5 (the “Escrow Agreement”) among Buyer, Sellers’ Representative and the Escrow Agent. The Escrow Amount is to be held in an interest-bearing account pursuant to the Escrow Agreement and, together with all income earned thereon, will serve as security to satisfy claims for indemnity pursuant to Article 6 and any other obligations of Sellers hereunder. On the one year anniversary of the Closing, if Buyer has not asserted claims in excess of the amount then held in the Escrow Account against one or more of the Sellers’ Indemnified Parties, then Buyer shall instruct the Escrow Agent to release from the Escrow Account (and deliver to Seller) an amount equal to (i) the amount in the Escrow Account minus (ii) the sum of the then asserted (but not yet resolved) claims.

Section 1.6 Real Estate. At the time of the Closing, the Company will own the real estate described on Schedule 1.6 (the “Real Estate”) (known as Plants 3, 4, 5, 6 and 7, and the Company’s corporate office buildings) that the Company is currently leasing on an oral month to month basis from or through MZTT, LLC and 9270, LLC.

Section 1.7 The Signing and the Closing.

(a)      Time and Location. The deliveries of documents and funds to the Signing Escrow Agent shall take place at Barnes & Thornburg, LLP, 121 W. Franklin Street, Suite 200, Elkhart, IN 46514, at 10:00 a.m. (local time) on April 16, 2014, or at such other place or date as the Parties may mutually agree in writing. The consummation of the purchase and sale of the Company Shares and the other transactions contemplated by this Agreement (the “Closing”) shall be deemed effective as of 12:01 a.m. on May 1, 2014 (the “Closing Date”).

(b)      Actions at the Signing Date.

  On the Signing Date:

  (i)     the Sellers shall deliver to the Signing Escrow Agent to be held and disbursed pursuant to the Signing Escrow Agreement:

  (A) the certificate of incorporation and all amendments thereto of K.Z., Inc., duly certified as of a recent date by the Secretary of State of the State of Indiana; and

STOCK PURCHASE AGREEMENT	6	ELDS01 272111v16

(B) certificates, dated as of a date not earlier than the third (3rd) Business Day prior to the Signing Date, as to the good standing of K.Z., Inc., issued by the Indiana Secretary of State and the appropriate Governmental Authorities in each jurisdiction in which the Company is licensed or qualified to do business;

(C) letters of resignation of those Sellers who are officers and directors of the Company from their respective Company offices and directorships, as required by Section 9.4 hereof;

(D) certificates evidencing all of the Company Shares, duly endorsed in blank or with stock powers duly executed by the Sellers transferring such Company Shares to the Buyer, free and clear of all Share Encumbrances (as hereinafter defined);

(ii)    Buyer shall deliver to the Signing Escrow Agent to be held and disbursed pursuant to the Signing Escrow Agreement the Signing Purchase Price as provided in Section 1.2;

(iii)    Sellers’ Representative and Buyer shall execute and deliver the Escrow Agreement.

(c)	Actions at the Closing.

At the Closing:

(i)    The Signing Escrow Agent shall disburse the Signing Purchase Price to the Sellers and to the Escrow Agent in accordance with Section 1.2;

(ii)    The Signing Escrow Agent shall disburse to Buyer the items referred to in Section 1.7(b)(i) above; and

(iii)    the Sellers’ Representative shall deliver (or shall cause to be delivered) to the Buyer the minute books, stock books, ledgers and registers, corporate seals and other similar corporate records of the Company.

Section 1.8 Sellers’ Representative.

(a)        Each of the Sellers, for herself, himself or itself and her, his or its representatives, heirs, successors and assigns hereby irrevocably constitutes and appoints Daryl E. Zook as her, his or its authorized agent and attorney-in-fact (the “Sellers’ Representative”) to execute and deliver and take all action or to refrain from taking any action under this Agreement and each of the other agreements, certificates and instruments delivered or required to be delivered hereunder or in connection with the transactions contemplated by this Agreement on behalf of each such Seller (including the giving and receiving of all waivers, notices and consents, the receipt of service of process, giving or receiving notice of and defending indemnity claims and the execution and delivery of all documents and agreements hereunder, including any amendments, waivers and consents that any Seller may provide hereunder), and to take any action concerning the Escrow Account, including the bringing of any action and the settlement of any disputes and any releases in connection with the settlement of disputes or claims.

STOCK PURCHASE AGREEMENT	7	ELDS01 272111v16

(b)        Without limiting the generality of Section 1.8(a), each Seller hereby irrevocably appoints the Sellers’ Representative as her, his or its authorized agent to accept and acknowledge on her, his or its respective behalf, service of any and all legal process which may lawfully be served upon the Sellers’ Representative in any Proceedings under or relating to this Agreement. Each of the Sellers hereby irrevocably waives all claims of error in respect of any such service.

(c)        Any Person may rely on the act or deed of Daryl E. Zook or any other Person acting as Sellers’ Representative with respect to any matter requiring the consent or approval or any other act or deed of the Sellers or the Sellers’ Representative relating to this Agreement or the Escrow Agreement.

(d)        All expenses of the Sellers’ Representative reasonably incurred subsequent to the Closing in connection with the powers and duties outlined in this Section 1.8 shall be payable by the Sellers. All such expenses reasonably incurred prior to the Closing shall be paid or accrued by the Company prior to the Closing.

Article 2.      REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers, jointly and severally, represent and warrant to the Buyer as follows:

Section 2.1 Organization, Qualification and Corporate Power.

(a)        K.Z., Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana; the LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Indiana; the LP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Indiana; and the DISC is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana. The Company is duly qualified to conduct business in the jurisdictions set forth on Section 2.1(a) of the Disclosure Schedule. K.Z., Inc. has made a valid election effective January 1, 1995 to be treated as a Subchapter S Corporation and is now and at all times since January 1, 1995 has been qualified to conduct business as a Subchapter S Corporation under applicable laws. The Company has all requisite power (corporate power in the case of K.Z., Inc. and the DISC; limited liability company power in the case of the LLC, and limited partnership power in the case of the LP) and authority to carry on the business in which it is now engaged and to own and use the properties now owned and used by it.

(b)        The Sellers have made available to the Buyer correct and complete copies of the Organizational Documents of K.Z., Inc., the LLC, the LP and the DISC (as amended to date) and has made available to the Buyer the minute books and stock records of K.Z., Inc.

Section 2.2 Capitalization and Ownership.

(a)        The authorized capital stock of K.Z., Inc. consists of 25,000 shares of common stock (1,000 authorized Class A voting shares and 24,000 authorized Class B non-voting shares) of which 5,000 shares are issued and outstanding to the Shareholders as set forth on Section 2.2(a) of the Disclosure Schedule (200 outstanding Class A voting shares and 4,800 outstanding Class B non-voting shares). The issued and outstanding

STOCK PURCHASE AGREEMENT	8	ELDS01 272111v16

shares of K.Z., Inc. constitute the Company Shares, and have the same rights and preferences except that Class B shares do not have voting rights.

(b)        All of the Company Shares are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding or authorized securities convertible into, exchangeable for or carrying the right to acquire equity securities of the Company or any subscriptions, warrants, options, rights (including preemptive rights), or other arrangements or commitments obligating K.Z., Inc. to issue or dispose of any of its securities or any ownership interest therein. The Sellers hold of record and own beneficially all of the Company Shares, free and clear of any Taxes, liens, options, warrants, purchase rights, contracts, commitments, equities, charges, claims, pledges, voting trusts, voting agreements, proxies, security holder or similar agreements, encumbrances or restrictions on transfer (other than applicable securities law restrictions) (“Share Encumbrances”), other than those restrictions on transfers, if any, contained in the K.Z., Inc.’s Organizational Documents or set forth on Section 2.2(b) of the Disclosure Schedule. The consummation of the transactions contemplated hereby will not cause any Share Encumbrance to be created or suffered upon the Company Shares, other than Share Encumbrances created or suffered by the Buyer.

(c)        The authorized and outstanding capital of the LLC, the LP and the DISC, and the ownership of such capital, is as set forth on Schedule 2.2(c) of the Disclosure Schedule (the “Affiliate Capital”).

(d)        All of the Affiliate Capital is duly authorized, validly issued, fully paid and nonassessable. There are no outstanding or authorized securities convertible into, exchangeable for or carrying the right to acquire equity securities of the LLC, the LP or the DISC or any subscriptions, warrants, options, rights (including preemptive rights), or other arrangements or commitments obligating any of them to issue or dispose of any of its Affiliate Capital or other securities or any ownership interest therein. The Affiliate Capital is held of record and beneficially as set forth on Schedule 2.2(c), free and clear of any Taxes, liens, options, warrants, purchase rights, contracts, commitments, equities, charges, claims, pledges, voting trusts, voting agreements, proxies, security holder or similar agreements, encumbrances or restrictions on transfer (other than applicable securities law restrictions), other than as set forth on Section 2.2(c) of the Disclosure Schedule. The consummation of the transactions contemplated hereby will not cause any encumbrance to be created or suffered upon any of the Affiliate Capital, other than as created or suffered by the Buyer.

Section 2.3 Authority. The Sellers have all requisite power, authority, and legal capacity to execute and deliver this Agreement and to perform his, her, or its obligations hereunder. This Agreement and such other agreements and instruments contemplated hereby have been, or will be on the Closing Date, duly and validly executed and delivered by the Sellers and constitute (or will constitute on the Closing Date), assuming the due authorization, execution, and delivery by the other parties thereto, valid and binding obligations of the Sellers, enforceable against the Sellers in accordance with their respective terms, except that such enforcement may be subject to or limited by (a) the effect of applicable bankruptcy, insolvency, reorganization, moratorium and similar Legal Requirements related to or affecting the rights of creditors generally, and (b) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding of law or in equity).

STOCK PURCHASE AGREEMENT	9	ELDS01 272111v16

Section 2.4 Noncontravention; Consents and Approvals. Except as set forth in 2.4 of the Disclosure Schedule, neither the execution and delivery of this Agreement by the Sellers, nor the consummation by the Sellers of the transactions contemplated hereby, will (i) conflict with or violate any provision of the Organizational Documents of K.Z., Inc., (ii) conflict with, result in a Breach of, constitute (with or without due notice or lapse of time) a default under, result in the loss of benefit under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Encumbrance (as hereinafter defined) or other arrangement to which any of the Sellers or the Company is a party or by which the Sellers or the Company is bound or to which any of their respective assets is subject, (iii) result in the imposition of any Share Encumbrance upon the Company Shares, (iv) result in the imposition of any Encumbrance upon any assets of the Company, or (v) violate any Legal Requirement applicable to any of the Sellers or the Company.

Section 2.5 Equity Investments. Except as set forth on Section 2.5 of the Disclosure Schedule, K.Z., Inc. does not control, directly or indirectly, or has any direct or indirect equity ownership or participation in, any other Person.

Section 2.6 Financial Statements. Sellers have delivered to Buyer: (a) an internally-prepared consolidated balance sheet of the Company as of December 31, 2013 (including the notes thereto, the “Balance Sheet”), and the related statements of income and cash flow for the fiscal year then ended (“Annual Income Statement” and collectively, with the Balance Sheet, the “Annual Financial Statements”), and (b) an internally prepared consolidated balance sheet of the Company as of December 31, 2013 (the “Interim Balance Sheet”), and the related internally prepared statements of income as of December 31, 2013 (the “Interim Income Statement” and, collectively with the Interim Balance Sheet, the “Interim Financial Statements”). The Annual Financial Statements and Interim Financial Statements fairly present in all material respects the financial condition and the results of operations of the Company as of the respective dates and for the respective periods referred to in such Annual Financial Statements or Interim Financial Statements, all in accordance with GAAP except as otherwise disclosed on Section 2.6 of the Disclosure Schedule.

Section 2.7 Tangible Property. Except as disclosed in Section 2.7 of the Disclosure Schedule the Company or the LLC or the LP owns or leases all buildings, plants, structures, machines, equipment and other tangible property reflected on the Interim Balance Sheet or otherwise used by the Company in the conduct of the Business as presently conducted (other than property sold, consumed or otherwise disposed of in the Ordinary Course of Business since the date of the Interim Balance Sheet) (the “Tangible Property”), free and clear of all Encumbrances.

Section 2.8 Condition of Tangible Property. To Sellers’ Knowledge, (a) the Tangible Property is in operating condition and repair, is free from material defects and is adequate for the uses to which the Tangible Property is being used at Closing, ordinary wear and tear excepted, and (b) none of the Tangible Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that would not result in a Material Adverse Effect. The Tangible Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted by the Company prior to the Closing.

STOCK PURCHASE AGREEMENT	10	ELDS01 272111v16

Section 2.9 Absence of Material Adverse Changes, Etc. From the date of the Interim Balance Sheet until the date hereof, there has not been any events which have resulted in or could reasonably expected to result in a Material Adverse Effect.

Section 2.10 No Undisclosed Liabilities. Except as set forth in Section 2.10 of the Disclosure Schedule, to Sellers’ Knowledge, the Company does not have any liability, whether known or unknown, contingent or otherwise, except for (a) liabilities shown on the Interim Balance Sheet, (b) liabilities of the type reflected on the Interim Balance Sheet which have arisen since the date of the Interim Balance Sheet in the Ordinary Course of Business, (c) contractual liabilities (other than liabilities arising as a result of a default thereunder) incurred in the Ordinary Course of Business, and (d) liabilities which would not have a Material Adverse Effect.

Section 2.11 Tax Matters.

(a)        For purposes of this Agreement, “Taxes” (including with correlative meaning “Tax”) shall mean: (i) any and all taxes, and any and all other charges, fees, levies, duties, deficiencies, customs or other similar assessments or liabilities in the nature of a tax, including without limitation any income, gross receipts, ad valorem, net worth, premium, value-added, alternative or add-on minimum, excise, severance, stamp, occupation, windfall profits, real property, personal property, assets, sales, use, capital stock, capital gains, documentary, recapture, transfer, transfer gains, estimated, withholding, employment, unemployment insurance, unemployment compensation, social security, business license, business organization, environmental, payroll, profits, license, lease, service, service use, gains, franchise and other taxes imposed by any Governmental Authority; (ii) any interest, fines, penalties, assessments, or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any contest or dispute thereof; and (iii) any items described in this Section 2.11(a) that are attributable to another Person but that the Company is liable to pay by Legal Requirement, by contract, or otherwise. For purposes of this Agreement, “Tax Returns” means all any and all reports, returns, declarations, statements, forms, or other information supplied to a Taxing Authority (as defined below). For purposes of this Agreement, “Taxing Authority” means any applicable Governmental Authority responsible for the imposition of Taxes.

(b)        For all open periods under the applicable statute of limitations, the Company has timely filed all Tax Returns of the type and in the jurisdictions identified in Schedule 2.11(b), of the Disclosure Schedule. To Sellers’ Knowledge, all such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable Legal Requirements and all Taxes shown to be due and owing by the Company on any such Tax Return have been timely paid. To the Sellers’ Knowledge, there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(c)        Except as disclosed on Section 2.11(c) of the Disclosure Schedule, no foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company. The Company has not received from any Taxing Authority (including in jurisdictions where the Company has not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or

STOCK PURCHASE AGREEMENT	11	ELDS01 272111v16

proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against the Company. Section 2.11(c) of the Disclosure Schedule lists all federal, state, local, and foreign income and non-income Tax Returns filed with respect to the Company for all open taxable periods, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company filed or received since December 31, 2012.

(d)        The Company does not have Liability for the Taxes of any Person (other than the Company) under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(e)        The Company is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under applicable Tax laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(f)        The Company has disclosed on its federal income Tax Return all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(g)        The Company has not participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1), or a transaction substantially similar to a reportable transaction.

(h)        The Company has never had a permanent establishment in any country other than the United States and/or has not engaged in a trade or business in any country other than the United States that subjected it to Tax in such country.

(i)        The Company is not a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) (or any corresponding provision of state, local, or foreign Tax law). The Company has not been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii). The Company is not a party to or bound by any tax allocation or sharing agreement.

(j)        The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)        change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)        “closing agreement” as described in Code § 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

STOCK PURCHASE AGREEMENT	12	ELDS01 272111v16

(iii)        intercompany transactions or any excess loss account described in Treasury Regulations under Code § 1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

(iv)        installment sale or open transaction disposition made on or prior to the Closing Date; or

(v)        prepaid amount received on or prior to the Closing Date.

(k)        The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361.

Section 2.12 Intellectual Property.

(a) Section 2.12(a) of the Disclosure Schedule contains a correct and complete list of all patents, registered and unregistered marks and copyrights that are owned or used (pursuant to license agreements or otherwise) by the Company.

(b) Except as set forth in Section 2.12(b) of the Disclosure Schedule, the Company (i) owns and possesses all right, title and interest, free and clear of all Encumbrances, patents, registered marks and copyrights owned by it and set forth in Section 2.12(a) of the Disclosure Schedules, or (ii) has a valid and enforceable license to use all patents, registered marks, copyrights and software licensed by it and set forth in Section 2.12(a) of the Disclosure Schedule, except for commercially available software (the “Company Intellectual Property”).

(c) To Sellers’ Knowledge, the operation of the Business as currently conducted does not infringe, misappropriate or otherwise conflict with any intellectual property rights of any third party. To Sellers’ Knowledge, no third party has infringed, misappropriated, or otherwise conflicted with any of the Company Intellectual Property.

Section 2.13 Contracts; No Defaults.

(a)        Section 2.13(a) of the Disclosure Schedules identifies each of the following Contracts to which the Company is a party: (i) the performance of services or delivery of goods or materials by Company, the performance of which involves consideration in excess of $50,000, other than purchase orders received in the Ordinary Course of Business; (ii) the performance of services or delivery of goods or materials to Company, the performance of which involves consideration in excess of $50,000, other than purchase orders issued in the Ordinary Course of Business; (iii) for borrowed money, other than trade debt incurred by Company in the Ordinary Course of Business; (iv) the lease, license, installment and conditional sales affecting the ownership of, leasing of, title to, use of any personal property with annual payments in excess of $50,000; (v) licensing with respect to Company Intellectual Property Assets to which Company is a party other than commercially available software; (vi) joint venture or partnership or other similar arrangement involving a sharing of profits, losses, costs, or liabilities by Company with any other Person; (vii) capital expenditures in excess of $100,000; (viii) guaranty with respect to performance of any other Person by Company; (ix) profit sharing, stock option, stock purchase, stock appreciation, deferred

STOCK PURCHASE AGREEMENT	13	ELDS01 272111v16

compensation, severance or other plan or arrangement for the benefit of the current or former directors, officers and employees of a Seller; (x) collective bargaining agreement; (xi) for the employment of any individual on a full-time, part-time, consulting or other basis providing annual compensation in excess of $100,000 or providing severance benefits; (xii) under which Company has advanced or loaned any amount to its directors, officers, shareholders and employees outside the Ordinary Course of Business; (xiii) the subject matter of which is confidentiality or non-competition; and (xiv) each amendment in respect of any of the foregoing.

(b)        Except as set forth in Section 2.13(b) of the Disclosure Schedules, each Contract identified or required to be identified in Section 2.13(a) of the Disclosure Schedule (i) is legal, valid, binding, in full force and effect and valid and enforceable against Company a party thereto and, to Sellers’ Knowledge, the other parties thereto, in accordance with its terms, except to the extent that the lack of validity or enforceability would not result in a Material Adverse Change, and (ii) the consummation of the transactions contemplated in this Agreement will not cause the failure of such Contract to be legal, valid, binding, in full force and effect and enforceable on identical terms following the consummation of the transactions. Seller has made available to Buyer a correct and complete copy of each written Contract identified in Section 2.13(a) of the Disclosure Schedule.

(c)        Except as set forth in Section 2.13(c) of the Disclosure Schedule (i) Seller is in compliance in all material respects with each Contract identified in Section 2.13(a) of the Disclosure Schedule under which Company has or had any obligation or liability or by which Company is bound and (ii) to Sellers’ Knowledge, each other Person that has any obligation or liability under any Contract identified in Section 2.13(a) of the Disclosure Schedule under which Company has any rights is in compliance in all material respects with such Contract.

Section 2.14 Proceedings. Except as set forth on Section 2.14 of the Disclosure Schedule, there is no (a) unsatisfied or unpaid judgment, order or decree applicable to the Company, (b) outstanding injunction or stipulation applicable to the Company, or (c) action, suit, proceeding claim, demand, hearing, indictment, or investigation (each, a “Proceeding”) in which the Company is a party or, to the Sellers’ Knowledge, has been threatened, by, against, or involving the Company or any of the assets owned or used by the Company.

Section 2.15 Labor and Employment Matters.

(a)        The Company is not a party to or bound by any collective bargaining agreement or other labor contract. Since January 1, 2013, the Company has not experienced any strikes, picketing, work stoppage, concerted refusal to work overtime, or other similar labor activity. Since January 1, 2013, the Company has not experienced any claims of unfair labor practices or other collective bargaining disputes. The Sellers have no Knowledge of any organizational effort being made or threatened since January 1, 2013 by or on behalf of any labor union with respect to employees of the Company. The Company has complied with all provisions of applicable Legal Requirements pertaining to the employment of employees, including without limitation, all laws relating to labor relations, equal employment, fair employment practices, entitlements, prohibited discrimination, and the Worker Adjustment and Retraining Notification Act, 29 U.S.C.

STOCK PURCHASE AGREEMENT	14	ELDS01 272111v16

Section 2101 et seq. (“WARN”) and comparable state and local laws or regulations relating to or arising out of the layoff or termination of employment by the Company, except for the failure to so comply that would not have a Material Adverse Effect.

(b)        Section 2.15(b) of the Disclosure Schedule sets forth a true and complete list of the employees of the Company (identified by number only), along with the position and annual base compensation of each such employee, and any applicable incentive or bonus program applicable to such employee.

Section 2.16 Employee Benefits.

(a)        Section 2.16(a) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans (as defined below) maintained, or contributed to, by the Company or any ERISA Affiliate for the benefit of employees of the Company (and their beneficiaries) (the “Company Plans”). For purposes of this Agreement, “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other employee benefit, program, or plan, (other than statutory or Tax-based programs such as workers’ compensation or social security) including disability benefits, deferred compensation, stock options, stock purchase, phantom stock, stock appreciation or post-retirement compensation. For purposes of this Agreement, “ERISA Affiliate” means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined in Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Company. Complete and accurate copies of all Company Plans, the most recent determination letters received from the Internal Revenue Service (if any), the last three (3) filed Forms 5500 Annual Report and all schedules thereto, all related trust agreements, insurance contracts and summary plan descriptions, and written summaries of all unwritten Company Plans have been made available to the Buyer. Each Company Plan is and has been administered, in all material respects, in substantial compliance with its terms and the Company has met its obligations with respect to such Company Plan.

(b)        There are no pending, or to the Sellers’ Knowledge threatened, audits or investigations by any Governmental Authority involving any Company Plan, and no pending or to the Sellers’ Knowledge threatened, termination proceedings or other claims (except claims for benefits payable in the Ordinary Course of Business and Proceedings with respect to qualified domestic relations orders), or other Proceedings against or involving any Company Plan, any fiduciary thereof or service provider thereto, or asserting any rights or claims to benefits under any Company Plan.

(c)        The Company Plans that are required to be qualified under Section 401(a) of the Code have received favorable determination letters from the Internal Revenue Service to the effect that such Company Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code.

(d)        No “accumulated funding deficiency” (as defined in Section 412 of the Code) has occurred with respect to any Employee Benefit Plan contributed to, or

STOCK PURCHASE AGREEMENT	15	ELDS01 272111v16

maintained by, the Company or any ERISA Affiliate which is subject to Section 412 of the Code or Title IV of ERISA.

(e)        Section 2.16(c) of the Disclosure Schedule lists each “multi-employer plan” (as defined in Section 4001(a)(3) of ERISA) to which the Company contributes or is obligated to contribute (the “Multiemployer Plans”). Neither the Company nor any ERISA Affiliate has withdrawn from any Multiemployer Plan in a complete or partial withdrawal so as to cause any liability to the Company.

Section 2.17 Environmental Matters.

(a)        For purposes of this Agreement, the following terms have the meanings provided below:

(i)        “CERCLA” means the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

(ii)        “Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

(iii)        “Environmental Law” means any and all Legal Requirements of any Governmental Authority regulating or imposing standards of liability or standards of conduct concerning air, water, solid waste, hazardous waste, Materials of Environmental Concern, worker and community right-to-know, hazard communication, noise, radioactive material, resource protection, health protection and similar environmental health and safety concerns (including, without limitation, the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, CERCLA, the Resource Conservation and Recovery Act, the Solid Waste Disposal Act, the Occupational Safety and Health Act, and any and all rules, regulations, common law, orders or directives pertaining to (A) treatment, storage, disposal, or generation of Materials of Environmental Concern (as defined below); (B) air, water and noise pollution; (C) groundwater and soil contamination; (D) the Release (as defined below) or threatened Release into the Environment of Materials of Environmental Concern, including without limitation emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; and (E) underground and other storage tanks or vessels.

(iv)        “Environmental Matters” means any legal obligation or liability arising under Environmental Law or common law with respect to the Environment or Materials of Environmental Concern.

(v)        “Materials of Environmental Concern” means any hazardous substance, pollutant or contaminant (including any admixture or solution thereof), oil, petroleum and petroleum products.

(vi)        “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

STOCK PURCHASE AGREEMENT	16	ELDS01 272111v16

(b)        Except as described or identified in Section 2.17(b) of the Disclosure Schedule or the Environmental Assessments and for exceptions which would not have a Material Adverse Effect:

(i)        the operations of the Company are in compliance with applicable Environmental Laws;

(ii)        there is no pending or, to the Sellers’ Knowledge, threatened, civil or criminal litigation, written notice of violation, currently effective order, formal administrative proceeding, investigation or information request relating to any Environmental Matters involving the Company or the Leased Real Property;

(iii)        the Company has obtained, and is in compliance with, those Permits, licenses and approvals required under applicable Environmental Law to operate the Business as currently operated by the Company (which Permits, licenses and approvals are listed in Section 2.19 of the Disclosure Schedule);

(iv)        except those Materials of Environmental Concern that are used by the Company to operate the Business in the Ordinary Course of Business, the Company has not caused Materials of Environmental Concern to be present on or in the Environment at the Leased Real Property;

(v)        to the Sellers’ Knowledge, there has been no Release of any Materials of Environmental Concern at or from the Leased Real Property while the Company has owned or occupied the Leased Real Property that under Environmental Law (A) could reasonably be expected to impose a liability for removal, remediation, or other clean-up or (B) could be reasonably be expected to result in the imposition of a lien on the Leased Real Property or assets of the Company; and

(vi)        to the Sellers’ Knowledge, there are no underground storage tanks located on, nor have any underground storage tanks been removed by the Company from, the Leased Real Property.

(c)        Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 2.17 are the sole and exclusive representations made in this Agreement by the Sellers with respect to Environmental Laws, Environmental Matters, and Materials of Environmental Concern.

Section 2.18 Legal Compliance. Except as set forth in Section 2.18 of the Disclosure Schedule, to the Sellers’ Knowledge, the Company is, and at all times since January 1, 2013 has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets except for failure to so comply which would not have a Material Adverse Effect.

Section 2.19 Permits. Each permit, license, franchise or authorization from any Governmental Authority that is used by the Company in the conduct of its business or operations as presently conducted (collectively, the “Permits”) are listed in Section 2.19 of the Disclosure Schedule, except for those Permits for which the failure to have would not have a Material Adverse Effect. To the Sellers’ Knowledge, no Permit will be revoked, terminated prior to its normal expiration date, or not renewed solely as a result of the consummation of the transactions contemplated by this Agreement.

STOCK PURCHASE AGREEMENT	17	ELDS01 272111v16

Section 2.20 Insurance. Section 2.20 of the Disclosure Schedule lists material policies of insurance maintained by or for the benefit of the Company.

Section 2.21 Customers and Suppliers.

(a)        Section 2.21(a) of the Disclosure Schedule identifies the ten (10) largest customers of the Business, based on revenue for the year ended December 31, 2013.

(b)        Section 2.21(b) of the Disclosure Schedule identifies the ten (10) largest suppliers of the Business, based on expenses for the year ended December 31, 2013.

(c)        No customer identified in Section 2.21(a) of the Disclosure Schedule and no supplier identified in Section 2.21(b) of the Disclosure Schedule has provided written notice to the Company of such customer’s or supplier’s intent to terminate its relationship with the Company.

Section 2.22 Brokers’ Fees.   Except as set forth on Section 2.22 of the Disclosure Schedule, none of the Sellers, the Company, nor any of their respective Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

Section 2.23 Book and Records; Bank Accounts.   The books of account and other financial records of the Company, all of which have been made available to the Buyer, are complete and correct in all material respects and represent actual, bona fide transactions. The corporate minute book of the Company, which has been made available to the Buyer, contains the current Organizational Documents and accurate and substantially complete records of all meetings held of, and corporate action taken by, the shareholders, the board of directors and committees of the board of directors of the Company. At the Closing, all of those books and records will be in the possession of the Company. Section 2.23 of the Disclosure Schedule lists the names, account numbers and locations of all banks and other financial institutions of which the Company has any accounts or safe deposit boxes, and the names of all Persons authorized to draft or have access to any such accounts.

Section 2.24 Certain Business Relationships with the Company. Except as set forth on Section 2.24 of the Disclosure Schedule, none of the Sellers nor any of their Affiliates, has been involved in any business arrangement or relationship with the Company within the past twelve (12) months, and none of the Seller or any of its Affiliates owns any asset, tangible or intangible, that is used in the business of the Company.

Section 2.25 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 2, THE SELLERS DO NOT MAKE AND HAVE NOT MADE ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, RELATING TO THE COMPANY AND ITS BUSINESS, INCLUDING ANY REPRESENTATIONS OR WARRANTIES AS TO THE FUTURE SALES OR PROFITABILITY OF THE COMPANY OR ITS BUSINESS OR REPRESENTATIONS OR WARRANTIES ARISING BY STATUTE OR OTHERWISE IN LAW, FROM A COURSE OF DEALING OR USAGE OF TRADE. ALL REPRESENTATIONS AND WARRANTIES, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS ARTICLE 2, ARE HEREBY EXPRESSLY DISCLAIMED BY THE SELLERS.

Article 3.         REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller as follows:

STOCK PURCHASE AGREEMENT	18	ELDS01 272111v16

Section 3.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

Section 3.2 Authorization of Transaction. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery, and performance of this Agreement and the other agreements and instruments to be executed by the Buyer in connection herewith, and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement and such other agreements and instruments contemplated hereby have been, or will be on the Closing Date, duly and validly executed and delivered by the Buyer and constitute (or will constitute on the Closing Date), assuming the due authorization, execution, and delivery by the other parties thereto, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except that such enforcement may be subject to or limited by (a) the effect of the applicable bankruptcy, reorganization, moratorium and similar Legal Requirements related to or affecting the rights of creditors generally, and (b) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding of law or in equity).

Section 3.3 Noncontravention.

(a)        Neither the execution and delivery of this Agreement by the Buyer, nor the consummation by the Buyer of the transactions contemplated hereby, will (i) conflict with or violate any provision of the Organizational Documents of the Buyer, (ii) conflict with, result in Breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Encumbrance or other arrangement to which the Buyer is a party or by which the Buyer is bound or to which any of its assets are subject, or (iii) violate any Legal Requirement applicable to the Buyer or any of its properties or assets, except in the case of clause (ii), any conflict, Breach, default, right, requirement or violation which would not reasonably be expected to have a material adverse effect on the financial condition or results of operations of the Buyer or on the ability of the Buyer to consummate the transactions contemplated by this Agreement (a “Buyer Material Adverse Effect”).

(b)        No filing or registration with, notification to, or authorization, consent or approval of, any Governmental Authority is required in connection with the execution and delivery of this Agreement or the performance by the Buyer of its obligations hereunder, except such consents, approvals, orders, authorizations, notifications, registrations, declarations and filings, the failure of which to be obtained or made would not have a Buyer Material Adverse Effect.

Section 3.4 Broker’s Fees. Neither the Buyer nor any of its Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement

Section 3.5 Litigation. There are no Proceedings pending against, or, to the Buyer’s Knowledge, threatened against, the Buyer which would reasonably be expected to have a Buyer Material Adverse Effect.

STOCK PURCHASE AGREEMENT	19	ELDS01 272111v16

Section 3.6 Investment Intent.    The Buyer is acquiring the Company Shares for investment for its own account and not with a view to the distribution of any part thereof. The Buyer acknowledges that the Company Shares have not been registered under the Legal Requirements of any jurisdiction.

Section 3.7 Solvency. The Buyer has the financial resources to pay the Signing Purchase Price on the terms contained in this Agreement. Following the Closing, the assets of the Buyer will exceed the total amount of its liabilities, the Buyer will be able to pay its debts in the ordinary course of business as they mature and the Buyer will have sufficient capital resources to carry on its business and the business of the Company and to fulfill all of its obligations hereunder.

Article 4.      PRE-CLOSING COVENANTS

Section 4.1 Reasonable Best Efforts. Upon the terms and subject to the conditions herein provided, except as otherwise provided in Section 4.6, each of the Parties agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other Party hereto in doing all things necessary, proper or advisable under applicable Legal Requirements to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to (a) the satisfaction of the conditions precedent to the obligations of either of the Parties; (b) the obtaining of consents, waivers or approvals of third parties; (c) the defending vigorously of any Proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder; and (d) the execution and delivery of such instruments, and the taking of such other actions as the other Party hereto may reasonably require in order to carry out the intent of this Agreement.

Section 4.2 Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement until the Closing Date, the Seller shall cause the Company to conduct the Business only in the Ordinary Course of Business, unless otherwise consented to in writing by the Buyer, which consent shall not be unreasonably withheld. Without limiting the foregoing, except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, the Sellers shall cause the Company not to do, without the prior written consent of the Buyer, any of the following:

(a)        amend its Organizational Documents;

(b)        issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, deliverance, sale, pledge, disposition or encumbrance of any Company Shares, or any options, warrants, convertible securities or other rights of any kind to acquire any Company Shares;

(c)        (i) commit to make any capital expenditures in excess of $25,000; (ii) make any loans, advances or capital contributions to, or investments in, any other Person; or (iii) make any change in any of the present accounting methods and practices of its business, except as required by changes in GAAP;

(d)        agree, commit, or adopt any plan or proposal to take any of the actions set forth in clauses (a) through (c) above.

STOCK PURCHASE AGREEMENT	20	ELDS01 272111v16

Notwithstanding the foregoing, it is understood and agreed that Sellers and K.Z., Inc. may cause the liquidation of KZRV Sales, Inc. (a DISC), and the distribution of the proceeds of that liquidation to K.Z., Inc., which in turn may distribute the proceeds of that liquidation to the Sellers, on or before the Closing.

Section 4.3 Access. The Sellers shall cause the Company to permit the representatives of the Buyer to have reasonable access (at reasonable times, on reasonable prior written notice and in a manner so as not to interfere with the normal business operations of the Company) to the premises, properties, financial and accounting records, contracts, other records and documents of the Company. Notwithstanding the foregoing, the Buyer shall not have access to personnel records of any employee of the Company relating to individual performance or evaluation records, or medical histories, or other information that the Sellers’ Representative believes in good faith to be sensitive or proprietary or the disclosure of which could subject the Sellers or any Affiliate of Seller to risk of liability. The Buyer acknowledges that it remains bound by the Confidentiality Agreement, dated December 11, 2013, previously entered into by the Buyer in favor of Sellers (the “Confidentiality Agreement”). Prior to the Closing, the Buyer and its representatives shall not contact or communicate with the employees, customers and suppliers of the Company in connection with the transactions contemplated by this Agreement except with the prior consent of the Sellers’ Representative, which consent shall not be unreasonably withheld.

Section 4.4 Exclusivity. During the period from the date of this Agreement until the Closing Date, the Sellers shall not and shall use their best reasonable efforts to cause the Company and each of their respective representatives and agents not to, directly or indirectly, encourage, solicit, initiate, engage or participate in discussions or negotiations with any Person (other than the Buyer) concerning any merger or consolidation involving the Company, any sale of material assets by the Company not in the Ordinary Course of Business, sale of the capital stock of the Company, or other business combination involving the Company.

Section 4.5 Insurance. During the period from the date of this Agreement until the Closing Date, the Sellers shall cause the Company to maintain insurance coverage that is substantially similar to the insurance coverage under the insurance policies identified in Section 2.19 of the Disclosure Schedule.

Section 4.6 Certain Actions. Upon the terms and subject to the conditions set forth in this Agreement, the Sellers and the Buyer shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate in doing, all things necessary, proper or advisable to consummate and make effective the transactions to be performed or consummated by the Parties in accordance with the terms of this Agreement.

Article 5.      NO CONDITIONS PRECEDENT TO CLOSING

Section 5.1 Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is absolute and unqualified.

Section 5.2 Conditions to Obligations of the Sellers. The obligation of the Sellers to consummate the transactions contemplated by this Agreement is absolute and unqualified.

STOCK PURCHASE AGREEMENT	21	ELDS01 272111v16

Article 6.      INDEMNIFICATION

Section 6.1 Indemnification by the Sellers. Subject to the terms and conditions of this Article 6, from and after the Closing Date, the Sellers shall jointly and severally indemnify the Buyer, the Company, and their Affiliates (the “Buyer Indemnified Persons”) in respect of, and hold the Buyer Indemnified Persons harmless against, any and all liabilities, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses, costs and expenses (including without limitation reasonable attorneys’ fees and expenses) (collectively, “Damages”) incurred or suffered by a Buyer Indemnified Person: (a) resulting from any (i) Breach of any representation or warranty of the Sellers contained in this Agreement or (ii) Breach of any covenant or agreement of the Sellers contained in this Agreement (other than in the case of (i) or (ii) Breaches of which the Buyer had Knowledge prior to the Closing); (b) resulting from any failure of any of the Sellers to have good title to the issued and outstanding Company Shares free and clear of any Share Encumbrance; or (c) resulting from any claim for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made or alleged to have been made with any of the Sellers or the Company (or any person or entity acting on their behalf) in connection with any of the transactions contemplated hereby.

Section 6.2 Indemnification by the Buyer. Subject to the terms and conditions of this Article 6, from and after the Closing, the Buyer shall indemnify the Sellers and each of them in respect of, and hold the Sellers and each of them harmless against, any and all Damages incurred or suffered by any of the Sellers or any Affiliate thereof: (a) resulting from any (i) Breach of any representation or warranty of the Buyer contained in this Agreement or (ii) Breach of any covenant or agreement of the Buyer contained in this Agreement (other than in the case of (i) or (ii) Breaches of which the Sellers had Knowledge prior to the Closing); (b) resulting from any claim for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made or alleged to have been made with the Buyer in connection with any of the transactions contemplated hereby; or (c) resulting from the operation of the Business or assets of the Company from and after the Closing Date.

Section 6.3 Claims for Indemnification.

(a)        Third-Party Claims. All claims for indemnification made under this Article 6 resulting from a third-party claim against an Indemnified Party (as defined below) shall be made in accordance with the following procedures. A Person entitled to indemnification under this Article 6 (an “Indemnified Party”) shall give prompt written notification to the Person from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a third-party claim for which indemnification may be sought or, if earlier, upon the potential assertion of any such claim by a third party (collectively, an “Action”). Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of the Action with counsel selected by the Indemnifying Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein at its own expense. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any

STOCK PURCHASE AGREEMENT	22	ELDS01 272111v16

settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(b)        Procedure for Other Claims. An Indemnified Party wishing to assert a claim for indemnification under this Article 6 that is not subject to Section 6.3(a) shall deliver to the Indemnifying Party or in the case of the Sellers, to the Sellers’ Representative, a prompt written notice (a “Claim Notice”) which contains (i) a description and the amount (the “Claimed Amount”) of any Damages incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article 6 and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages. Within sixty (60) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall either: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), or (ii) contest that the Indemnified Party is entitled to receive the Claimed Amount in whole or in part. If the Indemnifying Party in such response contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within sixty (60) days following the delivery by the Indemnifying Party of such response, then either Party may file suit in a court of competent jurisdiction as provided in Section 10.16. As a condition to any payment by the Indemnifying Party, the Indemnified Party shall assign to the Indemnifying Party all of its rights with respect to the subject matter of the claim or otherwise make arrangements reasonably satisfactory to the Indemnifying Party to provide that the Indemnifying Party is subrogated to such rights.

Section 6.4 Survival.

(a)        Except as expressly set forth in this Agreement, the representations and warranties of the Seller and the Buyer set forth in this Agreement, the Sellers Certificate, and the Buyer Certificate, and the right to make a claim hereunder with respect to a Breach thereof, shall survive the Closing and the consummation of the transactions contemplated hereby and shall remain in full force and effect for a period of twelve (12) months following the Closing Date, at which time they shall expire. Notwithstanding the foregoing, (i) the Seller’s representations and warranties contained in (1) the first sentence of Section 2.1(a) “Organization, Qualification and Corporate Power”, (2) Section 2.2 “Capitalization and Ownership”, and (3) Section 2.3 “Authority” (the “Fundamental Representations”) shall survive the Closing and the consummation of the transactions contemplated hereby without limitation, (ii) the representations and warranties of contained in Section 2.11 “Tax Matters” and Article 8 “Tax Matters” shall survive the Closing and the consummation of the transactions contemplated hereby until the expiration of the applicable statute of limitations for such matters, at which time they shall expire, (iii) the covenant contained in Section 9.5 “Noncompetition Covenant” shall survive the Closing and the consummation of the transactions contemplated hereby until the expiration of such covenant as outlined therein, and (iv) the Buyer’s representations and warranties contained in Section 3.1 “Organization” and Section 3.2 “Authorization of

STOCK PURCHASE AGREEMENT	23	ELDS01 272111v16

Transaction” shall survive the Closing and the consummation of the transactions contemplated hereby without limitation.

(b)        Any valid claim for a Breach of a representation or warranty pursuant to Section 6.1(a)(i) or Section 6.2(a)(i) that is properly asserted in writing pursuant to Section 6.3 prior to the expiration as provided in Section 6.4(a) of the representation or warranty that is the basis for such claim shall survive until such claim is finally resolved and satisfied.

Section 6.5 Limitations.

(a)        The rights of the Indemnified Party under this Article 6 shall be the sole and exclusive remedies of the Indemnified Party and its Affiliates with respect to claims resulting from or relating to any misrepresentation, Breach of or failure to perform any covenant (including pre-closing covenants under Article 4) or agreement contained in this Agreement or otherwise relating to the transactions that are the subject of this Agreement.

(b)        Notwithstanding anything to the contrary contained in this Agreement, each of the following limitations shall apply:

(i)        the Sellers shall have no liability to the Buyer Indemnified Persons pursuant to this Article 6 (other than in respect of a Breach of a Fundamental Representation) until the aggregate amount of all Damages resulting therefrom exceed $523,000 (the “Basket”), and then only for the amount by which such Damages exceed in the aggregate such Basket; and

(ii)        the overall aggregate liability of the Sellers to the Buyer Indemnified Persons pursuant to this Article 6 (other than in respect of Breaches of Fundamental Representations) shall not exceed $3,922,500.

(c)        Notwithstanding anything to the contrary in this Agreement, the Buyer shall not be entitled to make any claim for indemnification with respect to any matter to the extent the Base Purchase Price has been adjusted to reflect such matter pursuant to Section 1.3 or Section 1.4 hereof, and the amount of any Damages for which indemnification is provided under this Article 6 shall be calculated net of any accruals, reserves or provisions reflected in the Final Net Working Capital that is applicable to the matter for which the accrual, reserve or provision was created, and the Buyer’s and Company’s sole remedy for matters relating to the title for or encumbrances against the Real Estate shall be the policy of title insurance issued at the Closing pursuant to Meridian Title Corporation File No. 14-9636.

Section 6.6 Manner of Payment. Any indemnification payments pursuant to this Article 6 shall be effected by wire transfer of immediately available funds to an account designated in writing by the Buyer Indemnified Person, or for payments made pursuant to Section 6.2, by the Sellers’ Representative, within ten (10) Business Days after the final determination thereof. All amounts to be paid by the Sellers under this Article 6 shall first be paid from the Escrow.

Article 7.      TERMINATION

Section 7.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing only by mutual written consent.

STOCK PURCHASE AGREEMENT	24	ELDS01 272111v16

Article 8.      TAX MATTERS

The following provisions shall govern the allocation of responsibility as between the Buyer and the Sellers for certain Tax matters following the Closing Date.

Section 8.1 Tax Indemnification. The Sellers shall indemnify the Company and the Buyer and hold them harmless from and against (a) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date and the portion thereof through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (b) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation § 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, (c) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Legal Requirement which Taxes relate to an event or transaction occurring before the Closing, and/or (d) any pre-Closing tax exposure should it be determined that the Subchapter S status of the Company was invalidated (other than as a result of the Closing and ownership of the Company Shares by the Buyer).

Section 8.2 Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date.

Section 8.3 Responsibility for Filing Tax Returns. The Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company that are filed after the Closing Date. Subject to the Seller’s indemnification obligations set forth in Section 8.1 above, the Buyer shall remit or cause to be remitted all Taxes in respect of such Tax Returns. The Buyer shall permit the Sellers to review and comment on each such Tax Returns described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Sellers’ Representative. In the event of a dispute between the Parties with respect to any item on any such Tax Return filed by the Buyer pursuant to this Section 8.3, the Parties shall act in good faith to resolve any such dispute prior to the date on which such Tax Return is required to be filed. The Buyer agrees to file all permitted extensions of time to file such Tax Return as shall be reasonably required to allow any such dispute to be resolved. If the Parties hereto cannot resolve any disputed item, the item or items in question shall be resolved in a manner similar to that set forth in Section 1.4(b) and Section 1.4(c) hereof.

Section 8.4 Refunds and Tax Benefits. Any Tax refunds that are received by the Buyer or the Company, and any amounts credited against Tax to which the Buyer or the Company become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of the Sellers. The Buyer shall promptly notify the Sellers’ Representative in writing of any Tax refund(s) received by or payable to the Company after the Closing that relate to Tax periods or portions thereof ending on or before the Closing Date. The Buyer shall pay over to the Sellers any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto. The Buyer shall cooperate, and cause the Company to cooperate, in obtaining any refund that the Sellers reasonably believe should be

STOCK PURCHASE AGREEMENT	25	ELDS01 272111v16

available, including without limitation, through filing appropriate forms with the applicable Taxing Authorities.

Section 8.5        Cooperation on Tax Matters; Tax Audits.

(a)        The Buyer and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Article 8 and any Tax Audit or other Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Buyer or the Seller, as the case may be, shall allow the other Party to take possession of such books and records.

(b)        The Sellers shall have the sole right to represent the Company’s interests in any audit or examination (“Tax Audit”) or Proceeding by any Taxing Authority with respect to Tax periods or portions thereof ending on or before the Closing Date and to employ counsel of its choice at its expense. To the extent that the resolution of any issue in such audit, examination or Proceeding may have prospective tax implications on the Business, Sellers agree to fully disclose the issues to Buyer prior to such audit, examination or Proceeding. Upon such disclosure, Buyer may, at its expense, retain consultants to seek guidance and/or assist in the preparation of a response to such issue. In the case of a Straddle Period, the Sellers shall be entitled to participate at its expense in any Tax Audit or Proceeding relating in any part to Taxes attributable to the portion of such Straddle Period deemed to end on or before the Closing Date and, with the written consent of the Buyer (which shall not be reasonably withheld), at the Sellers’ sole expense, may assume the control of such entire Tax Audit or Proceeding. Neither Buyer or Sellers or any of their respective affiliates may settle or otherwise dispose of any Tax Audit or Proceeding for which the other party may have a liability under this Agreement or retroactive or prospective tax consequence, or which may result in an increase in either’s liability under this Agreement, without the prior written consent of the affected party or affiliate, which consent shall not be unreasonably withheld but which may be conditioned on indemnifying the affected party or affiliate with respect to such liability.

(c)        The Buyer and the Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

STOCK PURCHASE AGREEMENT	26	ELDS01 272111v16

(d)        The Buyer and the Sellers further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code § 6043, or Code § 6043A, or Treasury Regulations promulgated thereunder.

(e)        None of the Buyer or any Affiliate of the Buyer shall (or shall cause or permit the Company to) amend, refile, or otherwise modify any Tax Return relating in whole or in part to the Company with respect to Tax periods or portions thereof ending on or before the Closing Date (or with respect to any Straddle Period) without the prior written consent of the Sellers’ Representative, which consent may be withheld in the sole discretion of the Sellers’ Representative.

(f)        The Buyer shall, and shall cause the Company to, prepare and provide to the Sellers a package of Tax information materials, including, without limitation, schedules and work papers required by any of the Sellers to enable such Seller to prepare and calculate his, her, or its year-end Tax return. The Tax package shall be delivered to Sellers’ Representative, all within a commercially reasonable time.

Section 8.6 Certain Taxes and Fees.  All excise, sales, use, transfer, stamp, documentary, filing, recordation and other similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (the “Transfer Taxes”), resulting from the transfer of the Company Shares pursuant to this Agreement shall be borne by the Buyer. Notwithstanding anything contained in this Article 8 to the contrary, any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and timely filed by the Party bearing such Transfer Taxes as provided herein.

Section 8.7 Taxes and Section 338(h)(10) Election. Buyer and Sellers agree that under applicable federal tax laws and, to the extent permitted under applicable state tax laws, the purchase and sale of the Shares shall, for purposes of all income and similar Taxes, be treated as a sale by Company of its assets and properties. In pursuance thereof, Buyer and Sellers shall jointly make the election provided in Section 338(h)(10) of the Code and applicable Treasury Regulations and, to the extent permitted under applicable state tax laws, shall also make or be deemed to make such election or any similar election under and for purposes of state income and similar Taxes (the “Election”). Buyer shall prepare and Buyer and Sellers shall execute and file Internal Revenue Service Form 8023 and all accompanying schedules and all other forms, elections and statements required by any Taxing Authority relating to any Taxes to which Buyer, Company or Sellers may be subject that is necessary or appropriate to effectuate, evidence and confirm the Election. Buyer, Seller and Company shall file all federal income Tax Returns, and where applicable, state income and similar Tax Returns, in a manner consistent with the foregoing. Within 60 days after the finalization of the Closing Date Balance Sheet, Buyer shall deliver to Sellers a proposed Form 8883, with the real estate Part V completed based on the appraisal of the assets prepared by an appraiser mutually agreeable to the Sellers’ Representative and the Buyer and in accordance with Treas. Reg. Section 1.338-4 and using the methodology on Exhibit 8.8. Sellers shall be deemed to have accepted the appraisal and the allocation unless they deliver a written notice to Buyer within 10 days of receipt of the proposed Form 8883, setting forth the items of disagreement. If Sellers have delivered a timely notice of disagreement, Sellers and Buyer shall negotiate in good faith to resolve the items of disagreement. If they have not been resolved within 10 days of Buyer’s receipt of the notice of disagreement, the item of disagreement shall be submitted to the Independent Accounting Firm for resolution (including, if needed, a re-appraisal of the assets). Buyer shall pay for the first appraisal. If there is an

STOCK PURCHASE AGREEMENT	27	ELDS01 272111v16

objection by the Sellers, and a reappraisal is undertaken, the parties shall equally pay for the reappraisal.

Article 9.      FURTHER AGREEMENTS

Section 9.1 Access to Information; Record Retention; Cooperation.

(a)        Access to Information. Following the Closing, each Party shall afford to the other Party and to the other Party’s Affiliates, authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to third parties possessing information and providing reasonable access to its own employees who are in possession of relevant information) and duplicating rights during normal business hours to all non-privileged records, books, contracts, instruments, documents, correspondence, computer data and other data and information (collectively, “Information”) within the possession or control of such Party or its Affiliates, relating to the Company or its business or operations prior to the Closing, insofar as such access is reasonably required by the other Party. Information may be requested under this Section 9.1(a) for, without limitation, any financial reporting and accounting matters, preparing or verifying financial statements, preparing and filing of any Tax Returns, prosecuting any claims for refund, defending any Tax claims or assessment, preparing securities law or exchange filings, prosecuting, defending or settling any litigation, Environmental Matter or insurance claim, performing this Agreement and the transactions contemplated hereby, and all other proper business purposes.

(b)        Access to Personnel. Following the Closing, each Party shall use commercially reasonable efforts to make available to the other Party, upon written request, such Party’s and its Affiliates’ officers, directors, employees and agents to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting Party may from time to time be involved relating to the Company or its businesses or operations prior to the Closing or for any other matter referred to in Section 9.1(a).

(c)        Reimbursement. A Party providing Information or personnel to the other Party under Section 9.1(a) or Section 9.1(b) shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may be reasonably incurred in providing such Information; provided, however, that no such reimbursements shall be required for the salary or cost of fringe benefits or similar expenses pertaining to employees or directors of the providing Party or its Affiliates.

(d)        Retention of Records. Except as otherwise required by law or agreed to in writing by the Parties, each Party shall (and shall cause its Affiliates to) use reasonable efforts to preserve Information in its possession pertaining to the Company and its businesses and operations in accordance with Schedule 9.1(d) hereof. Notwithstanding the foregoing, in lieu of retaining any specific Information, any Party may offer in writing to the other Party to deliver such Information to the other Party and, if such offer is not accepted within ninety (90) days, the offered Information may be disposed of at any time.

(e)        Confidentiality. Each of the Buyer and the Seller shall hold, and shall use commercially reasonable efforts to cause their respective Affiliates, consultants and

STOCK PURCHASE AGREEMENT	28	ELDS01 272111v16

advisors to hold, in strict confidence all Information concerning the other furnished to it by the other Party or the other Party’s representatives at any time prior to Closing or pursuant to this Section 9.1 except to the extent that such Information (i) is or becomes generally available to the public other than as a result of a disclosure by the receiving Party in violation of the terms of this Section 9.1, (ii) was within the possession of the receiving Party prior to it being furnished to the receiving Party by or on behalf of the other Party pursuant hereto, provided that the source of such information was not known by the receiving Party at the time of receipt to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the other Party or any other party with respect to such information, or (iii) is or becomes available to the receiving Party from a source other than the other Party, provided that such source is not, to the Knowledge of the receiving Party at the time of receipt, bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the other Party or any other party with respect to such information, and each Party shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors, unless compelled to disclose such Information by judicial or administrative process or, as advised by its counsel, by other requirements of law; provided, however, that in the case of disclosure compelled by judicial or administrative process, the disclosing Party shall notify the non-disclosing Party promptly of the request or requirement so that the non-disclosing Party may seek an appropriate protective order or waive compliance with the provisions of this Section 9.1(e). If, in the absence of a protective order or the receipt of a waiver hereunder, a Party is, on the written advice of counsel, compelled to disclose any Information by judicial or administrative process, such Party may so disclose the Information; provided, however, that, at the written request of the non-disclosing Party, the disclosing Party shall use commercially reasonable efforts to obtain, at the expense of the non-disclosing Party an order or other assurance that confidential treatment will be accorded to such portion of the Information required to be disclosed.

Section 9.2 Further Assurances. At any time and from time to time after the Closing, as and when requested by any Party hereto and at such Party’s expense, the other Party shall promptly execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

Section 9.3 Disclosure Generally. The inclusion of any information in the Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the Company, has or would have a Material Adverse Effect, or is outside the Ordinary Course of Business.

Section 9.4 Resignations. Effective upon the Closing, each director and officer of the Company that is also one of the Sellers shall resign from the board of directors of the Company and from all positions as officers of the Company, as applicable.

Section 9.5 Noncompetition Covenant. As an inducement for Buyer to enter into this Agreement and as additional consideration for the Purchase Price under this Agreement, Sellers agree that: (a) for a period of five (5) years after the Closing, Sellers will not, directly or

STOCK PURCHASE AGREEMENT	29	ELDS01 272111v16

indirectly, engage or invest in, consult with, render services for, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control (“Business Relationships”) of any business whose products or activities compete in whole or in part with the Business, in any state in which Seller engages in business prior to the Closing and anywhere within the United States of America; provided, however, a Seller may, without violating this provision, own up to 5% of any publicly traded company which competes with the Business and provided further that this provision does not apply to Business Relationships with any Person identified on Section 9.5 of the Disclosure Schedule. Sellers agree that this covenant is reasonable with respect to its duration, geographical area, and scope; (b) if a Seller breaches the covenants set forth in this Section 9.5, Buyer will be entitled, in addition to any right to damages and any other rights it may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of this Section 9.5 it being agreed that money damages alone would be inadequate to compensate Buyer and would be an inadequate remedy for such breach; and (c) the rights and remedies of the parties contained in this Section 9.5 are cumulative and not alternative.

Section 9.6 Employee Matters.

(a)        Each individual who is employed by the Company immediately prior to the Closing Date shall remain an employee of the Company following the Closing Date (each such employee, an “Affected Employee”).

(b)        As of the Closing, each Affected Employee shall be immediately eligible to participate, without any waiting time, in welfare benefit plans of the Buyer or one of its Affiliates (which may be the Company) made available to such Affected Employees. For purposes of each welfare benefit plan of the Buyer or one of its Affiliates providing medical, dental, pharmaceutical and/or vision benefits to any Affected Employee after the Closing, the Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such plans to be waived for such Affected Employee and his or her covered dependents (other than waiting periods that are already in effect with respect to such Affected Employees and dependents under the Company’s plans that have not been satisfied as of the Closing). With respect to welfare benefit plans in which benefits are subject to co-payments, deductibles or similar thresholds, the Buyer or one of its Affiliates will take any and all required actions necessary to give full credit for all co-payments and deductibles satisfied prior to the Closing in the same plan year as if there had been a single continuous employer.

(c)        Effective as of the Closing, the Buyer shall cause the Company to continue to recognize all accrued and unused vacation days, holidays, personal, sickness and other paid time off days (including banked days) that have accrued to Affected Employees through the Closing to the extent accrued for on the Closing Balance Sheet.

(d)        The Buyer acknowledges that no Affected Employee shall be terminated in connection with the transaction contemplated by this Agreement, and therefore no obligations under the Consolidated Omnibus Reconciliation Act of 1985, as amended, and the regulations and rules issued pursuant thereto (“COBRA”) will arise in connection with such transaction. The Buyer shall or shall cause the Company to meet any obligation under COBRA with respect to qualifying events occurring after the Closing.

STOCK PURCHASE AGREEMENT	30	ELDS01 272111v16

(e)        During the 90-day period beginning on the Closing Date, the Buyer shall ensure that the Company does not terminate the employment of any Affected Employees so as to cause any “plant closing” or “mass layoff” (as those terms are defined in the WARN Act) such that the Company has any obligation under the WARN Act that the Company otherwise would not have had absent such terminations.

Article 10.      MISCELLANEOUS

Section 10.1 Definitions and Usage

(a)        Defined Terms. In addition to other terms defined in this Agreement, capitalized terms used in this Agreement have the following meanings:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of determining whether a Person is an Affiliate, the term “control” shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, by virtue of the office held by such Person, by contract or otherwise.

“Breach” means, as to any representation, warranty, covenant, obligation, or other provision of this Agreement or any other instrument or certificate executed and delivered pursuant hereto, any inaccuracy in, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the City of Elkhart are authorized or required to be closed.

“Contract” means any agreement, lease, contract, note, mortgage, indenture or other legally binding obligation or commitment, written or oral.

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Encumbrances” means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than (A) mechanic’s, materialmen’s, and similar liens that are individually and in the aggregate not material to the Company, taken as a whole, (B) liens on goods in transit incurred pursuant to documentary letters of credit, (C) liens with respect to current Taxes not yet due and payable or due but not delinquent, (D) purchase money liens and liens securing rental payments under capital lease arrangements, and (E) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Environmental Assessments” means any environmental reports, assessments, and any similar reports obtained by Buyer regarding any of the Tangible Property.

“Governmental Authority” means the government of the United States of America, the government of Canada, any nation, state, province, principality, county, city, town, village, district, or other jurisdiction of any nature located within the United States or Canada, and any federal, state, local, municipal, other

STOCK PURCHASE AGREEMENT	31	ELDS01 272111v16

government or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature within the United States of America or Canada.

“Knowledge” – an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter. A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Legal Requirement” means any federal, state, local, municipal, constitution, law, rule, ordinance, principle of common law, code, regulation, statute, or treaty, and any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator.

“Material Adverse Effect” means a material adverse effect on the business, financial condition or results of operations of the Company, taken as a whole, except to the extent such adverse effect results from (A) general economic, financial or market conditions in any of the geographic areas in which the Company operates, (B) conditions caused by acts of terrorism or war (whether or not declared), (C) conditions or circumstances generally affecting the businesses or industries, as a whole, in which the Company operates, (D) the consummation of the transactions contemplated hereby, or (E) any changes in applicable Legal Requirements.

“Ordinary Course of Business” – an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person and such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority).

“Organizational Documents” means (A) the articles or certificate of incorporation and the bylaws of a corporation; (B) the partnership agreement and any statement of partnership of a general partnership; (C) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (D) the operating agreement or limited liability company agreement and articles or certificate of organization of a limited liability company; (E) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (F) any amendment to any of the foregoing.

“Person” means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

STOCK PURCHASE AGREEMENT	32	ELDS01 272111v16

“Sellers’ Knowledge” and similar phrases mean the actual knowledge of Daryl Zook, Terry Slabach, and Delbert Miller.

(b)        Other Defined Terms. In addition to terms defined in the Section 10.1(a) above, the following terms have the meanings defined for such terms in the Sections of this Agreement set forth below:

TERM	SECTION
“Action”	Section 6.3(a)
“Adjustment Report”	Section 1.4(c)
“Affected Employee”	Section 9.6(a)
“Agreement”	Introductory Paragraph
“Annual Financial Statements”	Section 2.6
“Annual Income Statement”	Section 2.6
“Balance Sheet”	Section 2.6
“Base Purchase Price”	Section 1.2
“Basket”	Section 6.5(b)(i)
“B&T”	Section 10.16
“Business”	Second Recital
“Business Relationships”	Section 9.5
“Buyer”	Introductory Paragraph
“Buyer Certificate”	Section 5.2(d)
“Buyer Indemnified Persons”	Section 6.1
“Buyer Material Adverse Effect”	Section 3.3(a)
“CERCLA”	Section 2.17(a)(i)
“Claim Notice”	Section 6.3(b)
“Claimed Amount”	Section 6.3(b)
“Closing”	Section 1.6(a)
“Closing Certificate”	Section 1.4(a)
“Closing Date”	Section 1.6(a)
“Closing Net Working Capital”	Section 1.4(a)
“Signing Purchase Price”	Section 1.2
“COBRA”	Section 9.6(d)
“Code”	Section 2.11(e)
“Company”	First Recital
“Company Intellectual Property”	Section 2.12(b)
“Company Plans”	Section 2.16(a)
“Company Shares”	Third Recital
“Confidentiality Agreement”	Section 4.3
“Damages”	Section 6.1
“Dispute Notice”	Section 1.4(a)
“Election”	Section 8.8
“Employee Benefit Plan”	Section 2.16(a)
“Environment”	Section 2.17(a)(ii)
“Environmental Law”	Section 2.17(a)(iii)
“Environmental Matters”	Section 2.17(a)(iv)
“ERISA”	Section 2.16(a)

STOCK PURCHASE AGREEMENT	33	ELDS01 272111v16

TERM	SECTION
“ERISA Affiliate”	Section 2.16(a)
“Escrow”	Section 1.2
“Escrow Account”	Section 1.5
“Escrow Agent”	Section 1.2
“Escrow Agreement”	Section 1.5
“Escrow Amount”	Section 1.2
“Estimated Purchase Price Certificate”	Section 1.3(a)
“Estimated Net Working Capital”	Section 1.3(a)
“Final Net Working Capital”	Section 1.4(a)
“Fundamental Representations”	Section 6.4(a)
“GAAP”	Section 1.3(a)
“Indemnified Party”	Section 6.3(a)
“Indemnifying Party”	Section 6.3(a)
“Independent Accounting Firm”	Section 1.4(b)
“Indiana Courts”	Section 10.17
“Information”	Section 9.1(a)
“Interim Balance Sheet”	Section 2.6
“Interim Financial Statements”	Section 2.6
“Interim Income Statement”	Section 2.6
“Leased Real Property”	Fourth Recital
“Materials of Environmental Concern”	Section 2.17(a)(v)
“Multiemployer Plans”	Section 2.16(e)
“Net Working Capital”	Section 1.3(b)
“Parties”	Introductory Paragraph
“Party”	Introductory Paragraph
“Permits”	Section 2.19
“Pre-Closing Tax Period”	Section 8.1
“Proceeding”	Section 2.14
“Purchase Price”	Section 1.2
“Real Estate Purchase Agreements”	Section 5.1(g)
“Release”	Section 2.17(a)(vi)
“Review Period”	Section 1.4(a)
“Sellers”	Introductory Paragraph
“Sellers’ Certificate”	Section 5.1(d)
“Sellers’ Representative”	Section 1.7(a)
“Share Encumbrances”	Section 2.2(b)
“Straddle Period”	Section 8.2
“Tangible Property”	Section 2.7
“Target Net Working Capital”	Section 1.3(a)
“Tax”	Section 2.11(a)
“Tax Audit”	Section 8.5(b)
“Tax Returns”	Section 2.11(a)
“Taxes”	Section 2.11(a)
“Taxing Authority”	Section 2.11(a)
“Transfer Taxes”	Section 8.7

STOCK PURCHASE AGREEMENT	34	ELDS01 272111v16

TERM	SECTION
“Undisputed Amount”	Section 1.4(a)
“WARN”	Section 2.15(a)

(c)        Usage.

    (i)        Interpretation. In this Agreement, unless a clear contrary intention appears:

(A) the singular number includes the plural number and vice versa;

(B) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(C) reference to any gender includes each other gender;

(D) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(E) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect as of the date of the Closing, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(F) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(G) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(H) “or” is used in the inclusive sense of “and/or;”

(I) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding;”

(J) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and

(K) all references to “Dollars” or “$” refer to currency of the United States of America.

(ii)        Legal Representation of the Parties. This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed

STOCK PURCHASE AGREEMENT	35	ELDS01 272111v16

or interpreted against any Party shall not apply to any construction or interpretation hereof.

Section 10.2 Press Releases and Announcements. No Party shall issue (and each Party shall cause its Affiliates not to issue) any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Party (and in the case of the Sellers, the Sellers’ Representative); provided, however, that either Party may make any public disclosure it believes in good faith is required by law, regulation or stock market rule (in which case the disclosing Party shall advise the other Party and the other Party shall have the right to review such press release or announcement prior to its publication).

Section 10.3 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates.

Section 10.4 Action to be Taken by Affiliates. The Parties shall cause their respective Affiliates to comply with all of the obligations specified in this Agreement to be performed by such Affiliates. Prior to the Closing, the Company will be deemed to be an Affiliate of the Sellers and not of the Buyer. Following the Closing, the Company will be deemed to be an Affiliate of the Buyer and not of the Sellers.

Section 10.5 Entire Agreement. This Agreement (including the Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement between the Buyer, on the one hand, and the Sellers, on the other hand. This Agreement supersedes any prior understandings, agreements, or representations by or between the Buyer and its Affiliates, on the one hand, and the Seller, on the other hand, whether written or oral, with respect to the subject matter hereof (other than the Confidentiality Agreement).

Section 10.6 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

Section 10.7 Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile.

Section 10.8 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.9 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) upon transmission when sent by facsimile, provided electronic confirmation of successful transmission is received by the sending Party and a confirmation copy is sent on the same day as the facsimile transmission by nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, (c) five (5) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight

STOCK PURCHASE AGREEMENT	36	ELDS01 272111v16

courier, specifying next day delivery, with written verification of receipt, in each case to the intended recipient as set forth below:

If to the Buyer:	Thor Industries, Inc. Attn.: Todd Woelfer 601 East Beardsley Avenue Elkhart, Indiana 46514 Facsimile No.: (574) 970-7928

If to the Sellers or Sellers’ Representative:	Daryl Zook 4098 Basswood Drive Sarasota, Florida 34232

Copy to:	Barnes & Thornburg LLP Attn.: Andrew G. Helfrich 121 West Franklin Street, Suite 200 Elkhart, Indiana 46516 Facsimile No.: (574) 296-2535

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

Section 10.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Indiana without giving effect to any choice or conflict of law provision or rule (whether of the State of Indiana or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Indiana.

Section 10.11 Amendments and Waivers. The Parties may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by either Party of any default, misrepresentation, or Breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or Breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 10.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision

STOCK PURCHASE AGREEMENT	37	ELDS01 272111v16

that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 10.13 Expenses. Except as otherwise specifically provided to the contrary in this Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. For avoidance of doubt, the Parties acknowledge that the Sellers will be permitted to allocate any of their costs and expenses to the Company prior to the Closing, and that such costs and expenses shall be paid at the Closing, provided such costs and expenses are appropriately reflected in the Financial Statements and the Final Net Working Capital.

Section 10.14 Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter.

Section 10.15 Incorporation of Exhibits, Schedules, and Attachments. The Exhibits, Schedules, and Attachments identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 10.16 Trustee Not Personally Liable. Notwithstanding anything to the contrary in this Agreement, Susan Thomas shall have no personal liability under or relating to this Agreement, but her execution of this Agreement is solely in her capacity as Trustee of the Daryl E. Zook GST Exempt Lifetime Trust and as Trustee of the Daryl E. Zook GST Non-Exempt Lifetime Trust.

Section 10.17 Representation; Privilege. Purchaser acknowledges that Barnes & Thornburg LLP (“B&T”) has acted as counsel for the Company and the Sellers and that, in the event of any dispute following the Closing between Buyer or any of its Affiliates (including the Company), on the one hand, and the Sellers, on the other hand: (a) Buyer, the Company, and each of their Affiliates hereby consent to the representation by B&T of the Sellers notwithstanding the prior representation of the Company by B&T, and the Buyer and the Company hereby waive any right to object thereto on the basis of any conflict of interest arising from such prior representation, or similar claim; (b) Buyer acknowledges and agrees that all communications between or among Seller, the Company and their respective employees and agents, on one hand, and their respective legal counsel (including B&T), on the other hand, related to this Agreement and the documents contemplated therein or the transactions contemplated therein are privileged communications for the sole benefit of Sellers, and Buyer, on behalf of itself and its Affiliates (including the Company), hereby waives and releases any rights or interests with respect to such privileged communications; and (c) effective as of the Closing, the Company hereby transfers and assigns to Sellers any interest or right it would otherwise be deemed to have in such privileged communications.

Section 10.18 Submission to Jurisdiction. The Parties hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in a state court sitting in St. Joseph, Elkhart or LaGrange

STOCK PURCHASE AGREEMENT	38	ELDS01 272111v16

County, Indiana or a United States District Court for the Northern District of Indiana (the “Indiana Courts”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Indiana Courts for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or proceeding in the Indiana Courts, and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Indiana Courts has been brought in an improper or inconvenient forum. EACH OF THE PARTIES HEREBY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

[Signatures on following page]

STOCK PURCHASE AGREEMENT	39	ELDS01 272111v16

IN WITNESS WHEREOF, the Parties hereto have executed this Stock Purchase Agreement as of the date first above written.

BUYER

THOR INDUSTRIES, INC.

By:	/s/ Robert W. Martin
PRINTED NAME: Robert W. Martin
TITLE: Chief Executive Officer

SELLERS

/s/ Daryl E. Zook
DARYL E. ZOOK

/s/ Trista E. Nunemaker
TRISTA E. NUNEMAKER

/s/ Tonja Zook-Nicholas
TONJA ZOOK-NICHOLAS

DARYL E. ZOOK GST EXEMPT LIFETIME TRUST

By:	/s/ Daryl E. Zook
Susan Thomas, not personally but solely in her capacity as Trustee

DARYL E. ZOOK GST NON-EXEMPT LIFETIME TRUST

By:	/s/ Daryl E. Zook
Susan Thomas, not personally but solely in her capacity as Trustee

STOCK PURCHASE AGREEMENT	SIGNATURE PAGE	ELDS01 272111

LIST OF SCHEDULES

STOCK PURCHASE AGREEMENT	1	ELDS01 272111v16